UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2019

BOSTON THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

354 Merrimack Street, #4, Lawrence, MA 01843

(Address of principal executive offices) (zip code)

(603) 935-9799

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act: Not applicable.

Title of each class	Trading Symbol	Name of each exchange on which registered
Not applicable.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 12, 2019, Carl Rausch resigned as a member of the Board of Directors and as an executive officer of Boston Therapeutics, Inc. (the “Company”). The resignation is not as a result of any disagreement between Mr. Rausch and the Company. The Company intends to engage Mr. Rausch as a pharma consultant to address the next phase of the Company’s broader clinical development.

On January 10, 2020, Conroy Cheng was appointed by the Company to serve as the Interim Chief Executive Officer and Interim Chief Financial Officer of the Company.

There is no understanding or arrangement between Mr. Cheng and any other person pursuant to which he was appointed as an executive officer and director.  Mr. Cheng does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Except as set forth below, Mr. Cheng has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant, exceeding $120,000.  Conroy Chi-Heng Cheng is a director of the Company and a director of Advance Pharmaceutical Company (“Advance Pharmaceutical”), a Hong Kong-based, privately-held company. On June 24, 2011, prior to his election to the Company’s Board, the Company entered into a definitive Licensing and Manufacturing Agreement (the “Agreement”) with Advance Pharmaceutical. Under terms of the Agreement, the Company manufactures and supplies product in bulk for Advance Pharmaceutical. Advance Pharmaceutical is responsible for the packaging, marketing and distribution of SUGARDOWN®, in in Hong Kong, China and Macau. In November 2014, we agreed to expand their marketing agreement to include 12 additional countries: Korea, Taiwan, Singapore, Thailand, Malaysia, Vietnam, Philippines, Myanmar, Indonesia, Laos, Brunei and Cambodia. In March 2015, we agreed to expand their marketing agreement to include Japan. Advance Pharmaceutical will also have rights to develop and manufacture SUGARDOWN®, for commercial sale in these countries, subject to establishment of quality assurance and quality control standards set forth by the Company. The Agreement provides that Advance Pharmaceutical will pay royalties to the Company for SUGARDOWN®,) and related products developed by the Company and a reduced royalty rate for products based on the Company’s intellectual property and developed by Advance Pharmaceutical. Revenue generated through this agreement for the years ended December 31, 2018 and 2017 were royalties of $0 and sales of $7,380, respectively. Advance Pharmaceutical, through a wholly owned subsidiary, has purchased an aggregate 1,998,000 shares of the common stock in conjunction with the Company’s private placement offerings during the years 2013 and 2014. The shares were purchased on the same terms as the other participants acquiring shares in the respective offerings.

Mr. Cheng, a Director of our company since December 2013. Mr. Cheng served as our interim Chief Executive Officer and Chief Financial Officer from March 2016 until August 12, 2016. He also serves as the Chief Executive Officer of Net Plus Company Limited. He serves as an Executive Director of Net Plus Company Limited. He has been an Executive Director of New World Development Co. Ltd. since June 2010. He serves as a Director of Chow Tai Fook Enterprises Limited. He served as an Independent Non-executive Director of Hong Kong Energy Holdings Limited (alternate name JIC Technology Co. Ltd. & China Renewable Energy Investment Limited) from July 2002 to May 2007. Mr. Cheng has a Bachelor of Arts degree majoring in Economics from the University of Western Ontario, Ontario, Canada in 1999. Mr. Cheng also serves as a director of Advance Pharmaceutical Company, Ltd., our marketing and distribution partner for sixteen countries in Asia. We believe that Mr. Cheng is well qualified to serve as a member of our Board of Directors due to his executive leadership experience and his extensive experience with business development.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date: January 10, 2020	By:	/s/ Conroy Cheng
	Name:	Conroy Cheng
	Title:	Director